Crystal Rock Holdings, Inc. Announces Financial Results for Periods Ended April 30, 2011

WATERTOWN, CT -- (Marketwire - June 14, 2011) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for three and six months ended April 30, 2011 and that it has filed these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the three months ending April 30, 2011, the Company's second fiscal quarter, were $17,658,000 compared to $17,159,000 for the corresponding period in 2010, an increase of $499,000, or 3%. Excluding sales from acquisitions, total sales increased by 1% in the second quarter of 2011 compared to the same period in 2010. Gross profit for the second quarter of 2011 decreased $166,000, or 2%, to $9,087,000 from $9,253,000 for the comparable period in 2010. As a percentage of sales, gross profit decreased to 51% in the second quarter of 2011 from 54% in the second quarter of 2010. Net income decreased to $365,000 in the second quarter of 2011 from $452,000 for the same period a year ago.

Total sales for the six months ending April 30, 2011 were $34,788,000 compared to $33,344,000 for the corresponding period in 2010, an increase of $1,444,000, or 4%. Net of the acquisition related sales, total sales increased 2%, in the first six months of fiscal year 2011 from the same period a year ago. For the six months ended April 30, 2011, gross profit increased $103,000, or 1%, to $17,874,000 from $17,771,000 for the comparable period in 2010. As a percentage of sales, gross profit decreased to 51% in the first half of 2011 from 53% in the first half of 2010. Net income decreased 42% for the six months ended April 30, 2011 to $366,000 from $630,000 for the comparable period last year.

"We continue to increase sales through the strength of our Cool Beans coffee and office products initiative, however, as a result of challenging economic conditions and a competitive market place, our gross margin declined slightly," said Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "With lower margins and strategic investments in our infrastructure, increased sales have not translated to an increased bottom line, yet. We expect that by continuing to execute our growth plan, diversifying our sales base and controlling our costs, we'll be in better position to support our goal of increasing profitability."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) -- operating through its subsidiary Crystal Rock LLC -- markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The Company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                       (Unaudited)           (Unaudited)
                                    Six Months Ended:    Three Months Ended:
                                  --------------------  --------------------
                                  April 30,  April 30,  April 30,  April 30,
                                     2011       2010       2011       2010
                                  ---------  ---------  ---------  ---------
(000's $)

Sales                             $  34,788  $  33,344  $  17,658  $  17,159

Income from operations            $   1,730  $   2,266  $   1,154  $   1,350

Net Income                        $     366  $     630  $     365  $     452

Basic net earnings (loss) per
 share                            $    0.02  $    0.03  $    0.02  $    0.02
Diluted net earnings (loss) per
 share                            $    0.02  $    0.03  $    0.02  $    0.02

Basic Wgt. Avg. Shares Out.
 (000's)                             21,389     21,478     21,389     21,481
Diluted Wgt Avg. Shares Out.
 (000's)                             21,389     21,478     21,389     21,481

Note: This press release contains a forward-looking statement about executing a growth plan, diversifying our sales base and controlling our costs to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In addition, controlling costs in an environment in which commodity prices, such as fuel and coffee, are increasing significantly may not be possible. If we are unable to control costs and increase prices accordingly, our profitability may be adversely affected. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2010, the reader is directed to the section entitled "Risk Factors" for more information about these and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15